EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the 19th day of February 2013 between Joseph Rosamilia (“Employee”) and Standard Gold, Inc., hereinafter referred to as (“SDGR” or the “Company”), who are hereinafter sometimes collectively referred to as “the parties” or singularly as a “party.”

WITNESSETH

WHEREAS, SDGR desires to memorialize the employment of Joseph Rosamilia by SDGR upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Services. SDGR hereby agrees to employ the Employee as Chief Financial Officer and Employee hereby accepts such position under the terms and conditions set forth herein. Employee shall be subject to all the usual and customary office policies and procedures of the Company as may from time to time be established for Employees of similar grade and position.

2. Duties. Employee shall be retained by SDGR. During the Term of this Agreement, the Employee shall serve as the Chief Financial Officer of the Company and may also serve as such for each of its subsidiaries unless otherwise set forth in corporate documents, employment agreements with other employees or public filings. Employee shall carry out all assignments as directed by SDGR. In addition, Employee’s responsibilities include those as a financial planner and analyst, including preparation of financial statements, reports and disclosure documents and coordination with any outside accountant or auditor in the preparation of any regulatory disclosure documents and preparation and analyzing or preparing budgets for expansions, future projects, acquisitions or research which may involve handling press and public relations, accounting overseer which includes review and payment of expense reports and all other expenses and monitoring income of the Company and its subsidiaries and shall be responsible for such other duties as are usual and typical for an employee of a company in similar positions and for the faithful discharge of such different or additional duties as may be reasonably established by management or the Board of Directors. Employee shall review all communication the Company has with outside parties that may affect any and all existing and future investments and funding to the Company. The Employee shall, if so requested by the Company, also serve with or without additional compensation, as an officer, director or manager of entities from time to time directly or indirectly owned or controlled by the Company (each an “Affiliate,” or collectively, the “Affiliates”).

3. Term. The term of the employment shall be for a Three (3) year period commencing on February 1, 2013 and ending on January 31, 2016 (the “Term”), unless sooner terminated by the Company or the Employee in accordance with the terms of this Agreement or pursuant to Section 6 below.

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4. Extent of Services. The Employee shall devote substantial time, attention and energy to his duties hereunder and shall use his best efforts to promote the business of SDGR and/or its subsidiaries during the Term of this Agreement. The Employee may engage in other activities, such activities including serving on the Board of Directors of other corporations/organizations, and/or advising other corporations/organizations in each case to the extent that such activities do not materially detract from or limit the performance of the Employee’s duties under this Agreement, or inhibit in any material way the business of SDGR and/or its subsidiaries. The Employee will engage in no activity, paid or otherwise, for a competitor of SDGR so long as this Agreement is in effect. Employee may invest his assets in such manner as will not require any services to be performed on his part in the operation or affairs of the companies in which such investments are made, but only if such investments are consistent with this Agreement. The Employee shall perform all duties in a professional, ethical and businesslike manner.

5. Compensation and Benefits. As compensation for his services hereunder, during the Term of the Agreement, SDGR agrees:

a)	To pay Employee Five Thousand Dollars ($5,000.00) per month from February 2013 to April 2013 and Seven Thousand Five Hundred Dollars ($7,500.00) per month from May 2013 to January 2014. The Parties will negotiate the salary for the remainder of the Employee’s Term in December 2013.

b)	To make payments to Employee under Section 5 a) and b) monthly in cash.

c)	To grant Employee common stock purchase warrants for the purchase of an aggregate of One Million Five Hundred Thousand (1,500,000) shares of common stock of the Company (the “Warrants”). The Warrants shall vest quarterly in increments of One Hundred Twenty-Five Thousand (125,000) shares throughout the Term of the Agreement. The first vesting shall occur upon the execution of this Agreement. The exercise price of the Five Hundred Thousand (500,000) warrants vesting in year One (1) is Twenty Cents ($0.20). The exercise price of the remaining One Million (1,000,000) warrants vesting in years Two (2) and Three (3) is Fifty Cents ($0.50). If the Company files a registration statement at any time while the Warrants are exercisable, the shares purchasable under the Warrants will be included in such registration statement. The Warrants will be exercisable for Seven (7) years from the date of this Agreement.

d)	To pay annual bonuses, if any bonuses are payable during the Term, which shall be determined by the Company, in its sole discretion, in an amount and upon such other performance criteria as shall be fixed by the board of directors based upon the performance of the Employee and the Company during the same period.

e)	Employee shall be included in any pension plan in effect as of the date of this Agreement or affected thereafter. Employee’s participation as described in the sentence immediately preceding shall be in relation to Employee’s annual compensation as compared to any other individual’s participation based upon his annual compensation at the time of this Agreement.

f)	SDGR will reimburse Employee for his direct expenses in connection with his duties hereunder including, but not limited to, reasonable travel, entertainment and hotel expenses up to Four Hundred Dollars ($400.00) per month. Any expenses in excess of Four Hundred Dollars ($400.00) in one month must be pre-approved by the Company in writing. Employee shall timely provide such receipts and other documentation of his expenses before any reimbursements will be paid.

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6. Termination. This Agreement shall be terminated upon the happening of any of the following:

a)	at the cessation of SDGR business activities except as a result of a sale or merger;

b)	upon the mutual consent of the parties hereto;

c)	upon the death of Employee;

d)	the terminatation of this Agreement for any reason or no reason by either party upon Thirty (30) days prior written notice to the other party. However, Employee cannot terminate this Agreement during a Restricted Period. A “Restricted Period” shall mean the Thirty (30) day period immediately preceding the due date of a quarterly regulatory filing and the Sixty (60) day period immediately preceding the due date of an annual regulatory filing.

7. Covenant not to Compete. Employee hereby covenants and agrees that during the Term of this Agreement and for a period of One (1) year after termination of such Agreement hereunder:

a)	Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of SDGR during the Term of this Agreement for the purpose of selling to any such customer any product or service which was provided or offered by during the Term of this Agreement hereof; and

b)	Employee will not directly or indirectly, attempt or seek to cause any of the foregoing customers of SDGR to refrain from maintaining or acquiring from or through SDGR any products or services, which were provided or offered by SDGR during the Term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the customers described above shall constitute activity by Employee for the purposes of this Agreement.

c)	Employee will not in any way, directly or indirectly solicit, divert, take away or accept the business of any of the suppliers or services providers that were engaged by SDGR during the Term of this Agreement.

d)	Employee will not, directly or indirectly, attempt to seek to cause any of the foregoing suppliers or service providers of SDGR to refrain from selling to, servicing or supplying SDGR with any product or service which was provided or offered to SDGR during the Term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the suppliers or services providers described above shall constitute activity by Employee for the purposes of this Agreement.

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8. Non – Disclosure. Employee acknowledges that, in order for Employee to effectively perform his duties hereunder SDGR will disclose to Employee certain valuable trade secrets and confidential business information that has been created, discovered or developed by, or that otherwise has become known to SDGR as a result of substantial effort, expense and time incurred by SDGR or which has been assigned or otherwise conveyed. In light of such acknowledgement, Employee hereby agrees as follows:

a)	Trade Secrets. Employee hereby acknowledges that certain processes, formulas and mechanisms used by SDGR in its operation of its business, are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

b)	Confidential Information. Employee hereby agrees that during the Term of this Agreement and for a period of One (1) year following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information of SDGR (i) marketing plans, strategies and forecasts; (ii) financial statements, budgets, prices, costs and financial projections; (iii) customer names, addresses and contact persons; and (iv) suppliers and service providers and the details of their business agreements.

9. Property of SDGR. Employee agrees that upon termination of this Agreement, he will promptly deliver to SDGR all written and other materials in his possession or control which contain any of the trade secrets and confidential business information described in this Agreement and all other property of SDGR in his possession or control at such time, which was obtained from SDGR or complied or produced for SDGR during the terms of this Agreement, including, but not limited to, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

10. Non-solicitation of Employees. During the Term of this Agreement and for One (1) year thereafter, Employee shall not hire or solicit for employment directly or through or on behalf of any party, any persons who are then employees of SDGR.

11. Relations with Third Parties and Representations of the Parties.

a)	Employee agrees that SDGR may make known to others, either during or subsequent to the Term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

b)	Employee represents and warrants that:

i)	He is not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting his right to be retained by SDGR because of the nature of this business conducted or proposed to be conducted by SDGR or for any other reasons;

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ii)	No such term, judgment, decree or order conflicts with his obligation to use his best efforts to promote the interests of SDGR nor does the execution and delivery of this Agreement, nor the carrying on of SDGR business conflict with any such term, judgment, decrees or order; and

iii)	Neither he nor any of his affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which SDGR is also a party except this Agreement or any agreement executed hereunder, nor does he or any of his affiliates have any interest in any person or entity with whom SDGR does or intends to do business.

c)	SDGR hereby makes the following representations in connection with this Agreement:

i)	SDGR is a corporation duly organized and validly existing by virtue of the laws of the state of its incorporation and is in good standing under the laws thereof.

ii)	The execution of this Agreement by SDGR and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and SDGR has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

iii)	This Agreement has been duly authorized, executed and delivered by SDGR and constitutes a valid and legally binding obligation of SDGR enforceable in accordance with its terms.

12. Remedies, Survival, and Severability.

a)	SDGR and Employee agree that in the event of breach of any of the covenants, agreements or obligations under Sections 4, 7, 8, 9, 10 and 11 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.

b)	The covenants, agreements, representations, warranties and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.

c)	Each of the covenants, agreements and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

d)	In the enforcement of their rights hereunder, SDGR and Employee shall return all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

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13. Miscellaneous.

a)	This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by both parties.

b)	The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of New York. The parties hereto irrevocably accept and submit to the exclusive jurisdiction of any State or Federal Court of record located in New York County, New York, in any action or proceeding out of or relating to the enforcement of its obligations hereunder.

c)	Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

If to Standard Gold, Inc.:

611 Walnut Street

Gadsden, Alabama 35901

With a copy to Standard Gold’s counsel:

Brinen & Associates, LLC

7 Dey Street, Suite 1503

New York, New York 10007

If to Employee:

At the address set forth on the signature page

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties pursuant to the terms of this section.

d)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

e)	The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

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f)	The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

g)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

The Company:		The Employee:
Standard Gold, Inc.		Joseph Rosamilia

By:	/s/ Sharon Ullman	By:	/s/ Joseph Rosamilia

Name:	Sharon Ullman	Address:

Title:	Chief Executive Officer

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Addendum to Employment Agreement

This Addendum (“Addendum”) is executed as of April 1, 2014 to supplement and correct the February 19, 2013 Employment Agreement (“Employment Agreement”) executed between Joseph Rosamilia (the “Employee”) and Standard Metals Processing, Inc. (the “Company”) (formerly known as Standard Gold Holdings, Inc.). The parties agree as follows:

Section 5 c) shall be amended to cancel One Million (1,000,000) of the One Million Five Hundred Thousand (1,500,000) common stock purchase warrants (“Warrants”) vesting in years Two (2) and Three (3). All Warrants under the Employment Agreement have vested.

The Parties also agree that the Warrants granted under the Employment Agreement are compensatory. All Warrants granted under the Employment Agreement expire on February 19, 2020.

The Five Hundred Thousand (500,000) Warrants granted under the Employment Agreement may not be canceled or amended without the written consent of both parties hereto.

All other terms of the Employment Agreement shall remain unchanged and in effect.

Employee:
Joseph Rosamilia

By:	/s/ Joseph Rosamilia

The Company:
Standard Metals Processing, Inc.

By:	/s/ Tina Gregerson
Tina Gregerson
Compensation Committee Chairwoman

By:	/s/ Sharon Ullman
Sharon L. Ullman
Compensation Committee Member

By:	/s/ Michael Markiewicz
Michael Markiewicz
Compensation Committee Member

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